Exhibit 99.2

CENDANT REPORTS RECORD RESULTS FOR SECOND
QUARTER 2004

2Q 2004 EPS from Continuing Operations Increased 27% to $0.47
Versus $0.37 in 2Q 2003

2Q 2004 EPS Increased 78% to $0.66, including a $0.19
Gain from the Sale of Jackson Hewitt

2Q 2004 Net Cash Provided by Operating Activities Was $951 Million

2Q 2004 Free Cash Flow Was $688 Million

Company Increases Its Projection of 2004 EPS from Continuing Operations
To $1.70 — $1.74, a $0.04 — $0.05 Increase from Its Prior Projection
After Reclassifying Jackson Hewitt as a Discontinued Operation

New York, NY, July 21, 2004 – Cendant Corporation (NYSE: CD) today reported record results for second quarter 2004. EPS from Continuing Operations increased 27% to $0.47, versus $0.37 in second quarter 2003. Net income per share, which includes a $0.19 gain from the sale of Jackson Hewitt Tax Service Inc., increased 78% to $0.66, versus $0.37 in second quarter 2003.

As a result of the Company’s higher than anticipated second quarter results and improved outlook for the remainder of the year, Cendant increased its projection of EPS from Continuing Operations for full year 2004 to $1.70 - $1.74, representing an approximately 25% increase compared to 2003. The Company previously issued EPS guidance of $1.69 — $1.74 but after reflecting Jackson Hewitt as a discontinued operation, the previous guidance would be $1.65 — $1.70. Therefore, the new projection represents a $0.04 — $0.05 increase over the prior projection. Excluding the one-time tax benefit of $0.10 per share recorded in first quarter 2004 related to Trilegiant, EPS from Continuing Operations is projected to increase approximately 17% in 2004 compared with 2003. The Company also continues to forecast 2004 Net Cash Provided by Operating Activities of approximately $5 billion and Free Cash Flow of more than $2 billion, even without the cash flow generated by Jackson Hewitt in the first six months of the year, which is no longer included in Free Cash Flow.

Cendant’s Chairman, Chief Executive Officer and President, Henry R. Silverman, stated: “The combination of prolonged strength in the residential real estate market and the early stages of a rebound in travel spending, together with solid execution on our strategies, enabled our core real estate and travel verticals to perform ahead of expectations.

“We are also pleased to report that the Company continues to make significant progress toward strategic objectives as well as financial goals. We completed the first step in our plan to exit certain non-core businesses with the initial public offering of Jackson Hewitt. We plan to deploy the $770 million of cash proceeds, as well as the free cash flow generated during the remainder of 2004, primarily to reduce debt and repurchase our common stock.

“We will also continue to return value created to shareholders through a quarterly dividend, which we announced yesterday will increase effective with the third quarter payment. We expect to periodically increase our dividend at a rate at least equal to our earnings growth.”

Second Quarter 2004 Results of Reportable Segments

The following discussion of operating results focuses on revenue and EBITDA for each of our reportable operating segments. EBITDA is defined as income from continuing operations before non-program related depreciation and amortization, non-program related interest, amortization of pendings and listings, income taxes and minority interest. EBITDA is the measure that we use to evaluate performance in each of our reportable operating segments. Our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. Revenue and EBITDA are expressed in millions.

Real Estate Franchise and Operations

(Consisting of the Company’s real estate franchise brands, brokerage operations and relocation services)

	2004	2003	% change

Revenue	$1,812	$1,388	31%

EBITDA	$354	$262	35%

Revenue and EBITDA increased principally due to strong growth in royalties earned by our real estate franchise businesses and real estate commissions earned by NRT, our real estate brokerage firm. Real estate franchise royalty and marketing fund revenue increased 20%, primarily due to a 15% increase in average price of homes sold and a 15% increase in home sale transactions. Revenue generated by NRT increased 29% organically, due to increases in both average price and home sale transaction volume.

Mortgage Services

(Consisting of mortgage services and settlement services)

	2004	2003	% change

Revenue	$344	$394	(13%)

EBITDA	$94	$92	2%

Revenue declined as expected due to lower mortgage refinancing volumes. EBITDA increased modestly as the decline in mortgage production revenues was offset by higher net revenues from mortgage servicing activities. Net revenues from mortgage servicing improved $72 million, driven by a 14% increase in the size of the servicing portfolio, substantially lower amortization and recovery of the value of our servicing asset, net of hedging activity. In addition, revenue from our settlement services business was virtually unchanged versus second quarter 2003 as lower volumes related to mortgage refinancing were offset by higher average fees and a $7 million pretax gain on the sale of a non-core asset within this business.

Hospitality Services

(Consisting of the Company’s franchised lodging brands, timeshare exchange and timeshare sales and marketing, and vacation rental businesses)

	2004	2003	% change

Revenue	$701	$635	10%

EBITDA	$179	$150	19%

Revenue increased due to growth in virtually all of our hospitality businesses. Revenue from the European Vacation Rental Group increased approximately 90%, due primarily to the acquisition of Landal Green Parks. Revenue from RCI, the Company’s timeshare exchange business, increased 13% and revenue from lodging franchise increased 7%. Revenue from the Timeshare Resort Group increased 4%, reflecting continued strength at Fairfield and in Trendwest’s South Pacific results, partially offset by softness in Trendwest’s domestic results due to lower than expected tour flow. Trendwest recently initiated a new sales program designed to focus on higher margin sales, which we believe should enhance results in future periods. EBITDA increased due to improved results from the European Vacation Rental Group, lodging franchise, Fairfield and RCI. In addition, income received in second quarter 2004 from lodging franchisee receivables that had been reserved in prior periods more than offset the impact of discontinuing gain-on-sale accounting, as of third quarter 2003, for the securitization of timeshare receivables.

Travel Distribution Services

(Consisting primarily of electronic global distribution services for the travel industry and travel agency services)

	2004	2003	% change

Revenue	$448	$426	5%

EBITDA	$118	$104	13%

Revenue and EBITDA were positively impacted by a 5% increase in Galileo booking fees, strong growth in the Company’s online travel businesses and increased sales of merchant-model hotel rooms and travel packages. Online gross bookings grew 29% year-over-year, reflective of our ongoing strategic focus on increasing our penetration of online channels, and we expect CheapTickets.com, our rapidly growing online travel business, to be profitable for the second half of 2004.

Vehicle Services

(Consisting of vehicle rental, vehicle management services and fleet card services)

	2004	2003	% change

Revenue	$1,550	$1,499	3%

EBITDA	$177	$132	34%

EBITDA increased principally due to benefits from the successful integration of Budget. Revenue and EBITDA were also positively impacted by growth in our Avis car rental business and our Wright Express fuel card management business. Avis benefited from a 5% increase in car rental day volume, partially offset by a 2% decrease in price. The decrease in price resulted from the current competitive environment, with higher industry fleet levels due to increased incentives from car manufacturers. The impact of lower prices was offset in EBITDA by lower fleet costs. As expected, Budget car rental revenues declined 6%, as a result of management’s focus on enhancing profitability by reducing the number of higher risk rentals and closing unprofitable locations.

Marketing Services (formerly Financial Services)

(Consisting of individual membership products, insurance-related services and financial services enhancement products)

	2004	2003	% change

Revenue	$352	$249	41%

EBITDA	$77	$76	1%

Year-over-year revenue and EBITDA amounts are not comparable due to the Company’s consolidation of TRL Group (formerly Trilegiant Corporation) beginning on July 1, 2003. The EBITDA increase from the consolidation was muted by integration costs incurred to combine the units that now make up the Marketing Services division, as well as by our resumption of significant marketing investment in February 2004 to solicit new members in our individual membership business. We expect to realize revenue and enhanced profitability from these investments in future periods.

Recent Achievements and Strategic Initiatives

During the second quarter, the Company made considerable progress toward its cash flow generation, debt reduction and share repurchase goals:

•
Generated Net Cash Provided by Operating Activities of $951 million and Free Cash Flow of $688 million. See Table 8 for a description of Free Cash Flow and a reconciliation to Net Cash Provided by Operating Activities.

•
Reduced corporate debt, net of cash on the balance sheet, by $972 million (corporate debt excludes Debt under Management and Mortgage Programs). As of June 30, 2004, the Company had $566 million of cash and cash equivalents and $4.6 billion of corporate debt outstanding. Furthermore, in August 2004, the Company will receive approximately $863 million in cash and will issue between

30 and 40 million shares of common stock (depending on share price), pursuant to the terms of its Upper DECS securities. See Table 6 for more detailed information.

•
Utilized $194 million of cash for the repurchase of common stock, net of proceeds from option exercises. This amount included the use of cash to repurchase shares that had been issued in the first quarter upon conversion of our Zero Coupon Senior Convertible Contingent Notes.

In addition, the Company recently:

•
Completed the sale of 100% of its ownership interest in Jackson Hewitt Tax Service Inc. in an initial public offering. Cendant received approximately $770 million of net cash proceeds from the offering, including a special cash dividend of $175 million from Jackson Hewitt. See Table 3 for the Company’s historical results reflecting Jackson Hewitt reported as a discontinued operation.

•
Acquired Landal Green Parks, the largest Dutch vacation rental company, which specializes in the rental of privately-owned vacation homes located in European holiday parks, for approximately $150 million.

•
Acquired Australia-based Flairview Travel, a leading online hotel distributor that specializes in the distribution of international hotel content throughout Europe and the Asia Pacific region through its merchant hotel brand, www.HotelClub.com, and its last-minute Web site, www.RatesToGo.com.

•	Acquired New York City-based Citi Habitats, Inc., the largest residential rental brokerage firm in New York City, and its affiliated companies, including SóLOFTS, a loft and fine home brokerage.

•
Announced that it is in discussions with a potential purchaser regarding the sale of the Company’s mortgage business as well as the creation of an ongoing relationship between the parties providing for Cendant’s continued participation in the mortgage business through its residential real estate, relocation and settlement services businesses. It is currently anticipated that the potential transaction, if completed, would result in net proceeds to Cendant at the time of sale of between $750 million and $1 billion, after repayment of approximately $5 billion to $6 billion of associated indebtedness.

•	Increased its quarterly cash dividend 29% to $0.09 per share from $0.07 per share, effective third quarter 2004.

2004 Outlook

The Company projects the following EPS for 2004:

	Third	Fourth	Full
	Quarter	Quarter	Year
2004 EPS (a)	$0.53-$0.55	$0.34-$0.36	$1.95-$1.99(c)(d)
2004 EPS from Continuing Ops. (a)	$0.53-$0.55	$0.34-$0.36	$1.70-$1.74(d)
2003 EPS from Continuing Ops. (b)	$0.47	$0.29	$1.38
% Increase in EPS from Continuing Ops	13% - 17%	17% - 24%	23% - 26%

(a)	Projections do not reflect any impact of a potential sale of the Company’s mortgage business.
(b)	2003 results have been revised to recast the results of Jackson Hewitt Tax Service as a discontinued operation as required by GAAP.
(c)	Includes $0.06 EPS from Discontinued Operations from Jackson Hewitt recorded in first and second quarter 2004 and the $0.19 gain on sale of Jackson Hewitt recorded in second quarter 2004.
(d)	Includes the one-time tax benefit of $0.10 per share recorded in first quarter 2004 related to the transaction with Trilegiant. Excluding this benefit, 2004 EPS from Continuing Operations is expected to increase approximately 17% year-over-year.

The Company also announced the following detailed financial projections for full year 2004 (in millions):

	Full Year 2003	Full Year 2004
	Actual (a)	Projected (b)
Revenue
Real Estate Franchise and Operations	$5,258	$6,100–6,200
Mortgage Services	1,483	1,150–1,250

Total Real Estate Services	6,741	7,250–7,450
Hospitality Services	2,523	2,825–2,955
Travel Distribution Services (c)	1,659	1,800–1,900
Vehicle Services	5,851	6,000–6,225

Total Travel Services (c)	10,033	10,625–11,080
Marketing Services	1,224	1,425–1,525

Total Reportable Segments (c)	$17,998	$19,475–19,880
Corporate and Other	17	0–50

Total Company (c)	$18,015	$19,475–19,930

EBITDA
Real Estate Franchise and Operations	$892	$980–1,050
Mortgage Services	380	230–280
Hospitality Services	633	740–790
Travel Distribution Services	459	485–525
Vehicle Services	442	600–650
Marketing Services	296	300–340

Total Reportable Segments	$3,102	$3,475–3,555

	Full Year 2003	Full Year 2004
	Actual (a)	Projected (b)
Corporate and Other	(38)	(55 – 45)

Depreciation and amortization (d)	(507)	(560 – 550)
Amortization of pendings/listings	(20)	(20 – 15)
Interest expense, net (d) (e)	(364)	(270 – 265)

Pretax income	$2,173	$2,570–2,680
Provision for income taxes (f)	(722)	(745 – 785)
Minority interest	(21)	(10 – 5)

Income from continuing operations	$1,430	$1,815–1,890

Diluted weighted average shares outstanding (g)	1,040	1,085–1,070

(a)	Full year 2003 results have been revised to recast the results of Jackson Hewitt Tax Service as a discontinued operation as required by GAAP.
(b)	Projections do not total because we do not expect the actual results of all segments to be at the lowest or highest end of any projected range simultaneously. Also, projections do not reflect any impact of a potential sale of the Company’s mortgage business.
(c)	Revenue projection for Travel Distribution Services reflects a reduction of $100 million from prior projection to reflect a revised presentation of Flairview Travel revenues compared to the approach assumed at the time of acquisition. There is no impact on EBITDA.
(d)	Depreciation and amortization excludes amounts related to our assets under management and mortgage programs, and interest expense excludes amounts related to our debt under management and mortgage programs, both of which are already reflected in EBITDA.
(e)	2004 and 2003 interest expense includes approximately $20 million and $58 million, respectively, of losses on the early extinguishment of debt.
(f)	Includes the one-time tax benefit of $109 million recorded in first quarter 2004 related to the transaction with Trilegiant. Excluding this benefit, the effective tax rate is expected to be approximately 33.3% in 2004.
(g)	Diluted weighted average shares outstanding forecasted for 2004 reflect conversion of the Upper DECS and incremental dilution from employee stock options, partially offset by actual and anticipated common stock repurchases.

Investor Conference Call

Cendant will host a conference call to discuss the second quarter results on Thursday, July 22, 2004, at 11:00 a.m. (EST). Investors may access the call live at www.cendant.com or by dialing (719) 457-2661. A web replay will be available at www.cendant.com following the call. A telephone replay will be available from 2:00 p.m. (EST) on July 22, 2004 until 8:00 p.m. (EST) on July 29, 2004 at (719) 457-0820, access code: 665526.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company’s Web site at www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

Statements about future results made in this release, including the projections, and the statements attached hereto constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant’s Form 10-Q for the quarter ended March 31, 2004.

Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic, competitive and other uncertainties and contingencies, including but not limited to the impact of war or terrorism, which are beyond the control of management of Cendant and its affiliates. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our web site at www.cendant.com.

Media Contact:	Investor Contacts:
Elliot Bloom	Sam Levenson
212-413-1832	212-413-1834

Henry A. Diamond
212-413-1920

# # #

Tables Follow

Table 1

Cendant Corporation and Subsidiaries
SUMMARY DATA SHEET
(Dollars in millions, except per share data)

	Second Quarter
	2004	2003	% Change
Income Statement Items
Net Revenues	$5,209	$4,591	13%
Pretax Income (A)	751	585	28%
Income from Continuing Operations	493	384	28%
EPS from Continuing Operations (diluted)	0.47	0.37	27%
Cash Flow Items
Net Cash Provided by Operating Activities	$951	$1,172
Free Cash Flow (B)	688	752
Net Cash Used In Management and Mortgage Program Activities (C)	(249)	(154)
Payments Made for Current Period Acquisitions, Net of Cash Acquired	(180)	(17)
Net Debt Repayments	(1,105)	(432)
Net Repurchases of Common Stock	(161)	(215)
Payment of Dividends	(72)	—

	As of	As of
	June 30, 2004	December 31, 2003

Balance Sheet Items
Total Corporate Debt	$4,617	$6,002
Cash and Cash Equivalents	566	839
Total Stockholders’ Equity	11,114	10,186

Reportable Operating Segment Results

		Second Quarter
		2004	2003	% Change
	Net Revenues
	Real Estate Franchise and Operations	$1,812	$1,388	31%
	Mortgage Services	344	394	(13%)

	Total Real Estate Services	2,156	1,782	21%

	Hospitality Services	701	635	10%
	Travel Distribution Services	448	426	5%
	Vehicle Services	1,550	1,499	3%

	Total Travel Services	2,699	2,560	5%

	Marketing Services	352	249	41%

	Total Reportable Segments	5,207	4,591	13%
	Corporate and Other	2	—	*

	Total Company	$5,209	$4,591	13%

	EBITDA
	Real Estate Franchise and Operations	$354	$262	35%
	Mortgage Services	94	92	2%
	Hospitality Services	179	150	19%
	Travel Distribution Services	118	104	13%
	Vehicle Services	177	132	34%
	Marketing Services	77	76	1%

	Total Reportable Segments	999	816	22%
	Corporate and Other	(24)	(14)	*

	Total Company	$975	$802

	Reconciliation of EBITDA to Pretax Income
	Total Company EBITDA	$975	$802
Less:	Non-program related depreciation and amortization	130	126
	Non-program related interest expense, net	72	81
	Early extinguishment of debt	18	6
	Amortization of pendings and listings	4	4

	Pretax Income (A)	$751	$585	28%

*	Not meaningful.
(A)	Referred to as “Income before income taxes and minority interest” on the Consolidated Condensed Statements of Income presented on Table 2.
(B)	See Table 8 for the underlying calculations and reconciliations.
(C)	Included as a component of Free Cash Flow. This amount represents the net cash flows from the operating, investing and financing activities of management and mortgage programs.

Table 2

Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003 (*)	2004	2003 (*)
Revenues
Service fees and membership, net	$3,705	$3,145	$6,634	$5,802
Vehicle-related	1,485	1,442	2,820	2,743
Other	19	4	64	41

Net revenues	5,209	4,591	9,518	8,586

Expenses
Operating	2,733	2,422	4,941	4,442
Vehicle depreciation, lease charges and interest, net	602	618	1,215	1,214
Marketing and reservation	518	410	997	803
General and administrative	378	331	774	670
Non-program related depreciation and amortization	130	126	258	252
Non-program related interest, net:
Interest expense, net	72	81	153	160
Early extinguishment of debt	18	6	18	54
Acquisition and integration related costs:
Amortization of pendings and listings	4	4	8	7
Other	3	8	6	15

Total expenses	4,458	4,006	8,370	7,617

Income before income taxes and minority interest	751	585	1,148	969
Provision for income taxes	257	194	273	316
Minority interest, net of tax	1	7	5	12

Income from continuing operations	493	384	870	641
Income (loss) from discontinued operations, net of tax	—	(2)	64	50
Gain on disposal of discontinued operations, net of tax	198	—	198	—

Net income	$691	$382	$1,132	$691

Earnings per share
Basic
Income from continuing operations	$0.48	$0.38	$0.86	$0.63
Income from discontinued operations	—	—	0.06	0.05
Gain on disposal of discontinued operations	0.20	—	0.19	—

Net income	$0.68	$0.38	$1.11	$0.68

Diluted
Income from continuing operations	$0.47	$0.37	$0.82	$0.62
Income from discontinued operations	—	—	0.06	0.05
Gain on disposal of discontinued operations	0.19	—	0.19	—

Net income	$0.66	$0.37	$1.07	$0.67

Weighted average shares
Basic	1,020	1,017	1,018	1,022
Diluted	1,053	1,039	1,056	1,039

(*)	Certain reclassifications have been made to conform to the current presentation.

Table 3

Cendant Corporation and Subsidiaries
HISTORICAL REVENUES AND EBITDA BY SEGMENT
(In millions)

On June 25, 2004, the Company completed the initial public offering of 100% of the common stock of its wholly-owned subsidiary, Jackson Hewitt Tax Services Inc. As a result, the financial information presented below has been revised to reflect Jackson Hewitt as a discontinued operation pursuant to Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets, “ and to reflect the renaming of the former Financial Services segment as the Marketing Services segment.

	2004	2003
Revenues	1st Quarter	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year
Real Estate Franchise and Operations	$1,156	$985	$1,388	$1,593	$1,292	$5,258
Mortgage Services	238	370	394	411	308	1,483

Total Real Estate Services	1,394	1,355	1,782	2,004	1,600	6,741

Hospitality Services	681	580	635	696	612	2,523
Travel Distribution Services	452	416	426	424	393	1,659
Vehicle Services	1,394	1,357	1,499	1,610	1,385	5,851

Total Travel Services	2,527	2,353	2,560	2,730	2,390	10,033

Marketing Services	357	256	249	358	361	1,224

Total Reportable Segments	4,278	3,964	4,591	5,092	4,351	17,998
Corporate and Other	31	31	—	(7)	(7)	17

Total Company	$4,309	$3,995	$4,591	$5,085	$4,344	$18,015

		2004	2003
	EBITDA	1st Quarter	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year
	Real Estate Franchise and Operations	$129	$113	$262	$325	$192	$892
	Mortgage Services	8	113	92	111	64	380
	Hospitality Services	168	144	150	189	150	633
	Travel Distribution Services	124	128	104	119	108	459
	Vehicle Services	100	50	132	187	73	442
	Marketing Services	69	76	76	67	77	296

	Total Reportable Segments	598	624	816	998	664	3,102
	Corporate and Other	12	15	(14)	(43)	4	(38)

	Total Company	$610	$639	$802	$955	$668	$3,064

	Earnings per share
	Total Company EBITDA	$610	$639	$802	$955	$668	$3,064
Less:	Non-program related depreciation and amortization	128	126	126	126	129	507
	Non-program related interest expense, net	80	79	81	74	72	306
	Early extinguishment of debt	—	48	6	4	—	58
	Amortization of pendings and listings	4	3	4	5	8	20

	Income before income taxes and minority interest	398	383	585	746	459	2,173
	Provision for income taxes	17	120	194	252	156	722
	Minority interest, net of tax	4	6	7	4	4	21

	Income from continuing operations	377	257	384	490	299	1,430
	Income (loss) from discontinued operations, net of tax	64	52	(2)	(4)	(11)	35

	Income before cumulative effect of accounting changes	441	309	382	486	288	1,465
	Cumulative effect of accounting changes, net of tax	—	—	—	(293)	—	(293)

	Net income	$441	$309	$382	$193	$288	$1,172

	Diluted earnings per share
	Income from continuing operations	$0.36	$0.25	$0.37	$0.47	$0.29	$1.38
	Income (loss) from discontinued operations	0.06	0.05	—	—	(0.01)	0.03
	Cumulative effect of accounting changes	—	—	—	(0.28)	—	(0.28)

	Net income	$0.42	$0.30	$0.37	$0.19	$0.28	$1.13

Table 4
(page 1 of 2)

Cendant Corporation and Affiliates
SEGMENT REVENUE DRIVER ANALYSIS
(Revenue dollars in thousands)

	Second Quarter
	2004	2003	% Change
REAL ESTATE FRANCHISE AND OPERATIONS SEGMENT
Real Estate Franchise (A)
Closed Sides	512,247	445,744	15%
Average Price	$195,346	$170,242	15%
Royalty and Marketing Revenue	$139,345	$115,860	20%
Total Revenue	$144,343	$124,302	16%
Real Estate Brokerage
Closed Sides	144,384	128,750	12%
Average Price	$409,807	$333,666	23%
Net Revenue from Real Estate Transactions	$1,541,363	$1,141,686	35%
Total Revenue	$1,553,206	$1,152,225	35%
Relocation
Service Based Revenue (Referrals, Outsourcing, etc.)	$82,618	$76,679	8%
Asset Based Revenue (Home Sale Closings and Financial Income)	$31,546	$34,426	(8%)
Total Revenue	$114,164	$111,105	3%
MORTGAGE SERVICES SEGMENT
Mortgage
Production Loans Closed to be Securitized (millions)	$11,838	$16,976	(30%)
Other Production Loans Closed (millions)	$5,795	$6,344	(9%)
Production Loans Sold (millions)	$10,395	$16,298	(36%)
Average Servicing Loan Portfolio (millions)	$136,237	$119,758	14%
Production Revenue	$231,309	$351,875	(34%)
Gross Recurring Servicing Revenue	$123,925	$109,725	13%
Amortization and Impairment of Mortgage Servicing Rights	$199,058	$(255,973)	*
Hedging Activity for Mortgage Servicing Rights	$(340,855)	$68,584	*
Other Servicing Revenue (B)	$3,717	$(8,124)	*
Net Revenue for Mortgage Servicing Activities	$(14,155)	$(85,788)	*
Total Revenue	$217,154	$266,087	(18%)
Settlement Services
Title and Appraisal Units	115,847	149,123	(22%)
Total Revenue	$126,976	$127,569	—
HOSPITALITY SERVICES SEGMENT
Lodging
RevPAR	$28.88	$27.45	5%
Weighted Average Rooms Available	472,684	489,995	(4%)
Royalty, Marketing and Reservation Revenue	$97,959	$95,280	3%
Total Revenue	$115,574	$108,426	7%
RCI
Average Subscriptions	3,030,969	2,925,283	4%
Number of Exchanges (C)	350,668	357,156	(2%)
Exchange and Subscription Revenue (C)	$97,447	$92,898	5%
Points and Rental Transaction Revenue (C)	$26,484	$19,834	34%
Other Revenue (C)	$20,314	$15,378	32%
Total Revenue	$144,245	$128,110	13%
Fairfield Resorts
Tours	146,621	147,701	(1%)
Total Revenue	$248,945	$223,319	11%
Trendwest Resorts
Tours	80,449	105,365	(24%)
Total Revenue	$132,055	$143,233	(8%)
Vacation Rental Group
Cottage Weeks Sold	199,700	130,198	53%
Total Revenue (D)	$60,567	$32,170	88%

*	Not meaningful.
(A)
The 2003 amounts have been revised to reflect a new presentation of drivers adopted during second quarter 2004 whereby contributions from NRT, our wholly-owned real estate brokerage firm, have been excluded. All prior period amounts have been revised to reflect this new presentation and are available on the Cendant website, which may be accessed at www.cendant.com. During the three months ended June 30, 2004 and 2003, intercompany royalties paid by NRT were $100 million and $76 million, respectively.

(B)	Includes net interest expense of $14 million and $24 million for the three months ended June 30, 2004 and 2003, respectively.
(C)
The 2003 amounts have been revised to reflect a new presentation of drivers during 2004. All prior period amounts have been revised to reflect this new presentation and are available on the Cendant website, which may be accessed at www.cendant.com.

(D)	The 2004 amount includes the revenues of businesses acquired during second quarter 2004 and is therefore not comparable to the 2003 amount.

Table 4
(page 2 of 2)

Cendant Corporation and Affiliates
SEGMENT REVENUE DRIVER ANALYSIS
(Revenue dollars in thousands)

	Second Quarter
	2004	2003	% Change
TRAVEL DISTRIBUTION SERVICES SEGMENT
Galileo Domestic Booking Volume (000’s)
Air	21,453	20,979	2%
Car/Hotel	4,393	4,528	(3%)
Galileo International Booking Volume (000’s)
Air	43,513	41,050	6%
Car/Hotel	1,338	1,234	8%
Galileo Worldwide Booking Volume (000’s)
Air	64,966	62,029	5%
Car/Hotel	5,731	5,762	(1%)
Galileo Revenue (A)	$401,263	$382,710	5%
Travel Services On-line Gross Bookings (000’s) (B)	$395,926	$307,033	29%
Travel Services Off-line Gross Bookings (000’s) (B)	$197,204	$249,514	(21%)
Total Revenue (A)	$447,571	$426,228	5%
VEHICLE SERVICES SEGMENT
Avis
Rental Days (000’s)	14,656	13,939	5%
Time and Mileage Revenue per Day	$40.55	$41.53	(2%)
Average Length of Rental (stated in Days)	3.49	3.52	(1%)
Total Revenue (B)	$671,777	$649,570	3%
Budget (C)
Car Rental Days (000’s)	7,852	7,841	—
Time and Mileage Revenue per Day	$33.28	$35.05	(5%)
Average Length of Rental (stated in Days)	3.94	4.08	(3%)
Car Rental Revenue (B)	$310,524	$329,920	(6%)
Truck Rental Revenue (B)	$136,521	$139,368	(2%)
Total Revenue (B)	$447,045	$469,288	(5%)
Vehicle Management and Fuel Card Services
Average Fleet (Leased)	316,095	317,622	—
Average Number of Cards (000’s)	4,083	3,752	9%
Service Based Revenue	$66,742	$56,588	18%
Asset Based Revenue	$364,471	$323,645	13%
Total Revenue	$431,213	$380,233	13%
MARKETING SERVICES SEGMENT
Loyalty/Insurance Marketing Revenue	$155,177	$148,311	5%
Individual Membership Revenue (D)	$197,771	$100,911	*

*	Not meaningful.
(A)	The 2004 amount includes the revenues of businesses acquired during or subsequent to the second quarter of 2003 and is therefore not comparable to the 2003 amount.
(B)
Certain reclassifications have been made to the 2003 amounts to conform to the current presentation. All prior period amounts have been revised to reflect this new presentation and are available on the Cendant website, which may be accessed at www.cendant.com.

(C)
The 2003 amounts have been revised to reflect a new presentation of drivers during 2004 consistent with the methodology used for the Avis business now that Budget has been integrated onto the Company’s system. All prior period amounts have been revised to reflect this new presentation and are available on the Cendant website, which may be accessed at www.cendant.com.

(D)
The 2004 amounts reflect the results of operations of TRL Group, Inc. (formerly Trilegiant Corporation) pursuant to the July 1, 2003 adoption of FIN 46, while the 2003 amounts do not reflect the results of TRL Group, Inc. Accordingly, second quarter 2003 revenues are not comparable to current period amounts.

Table 5

Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED BALANCE SHEETS
(In billions)

	As of	As of
	June 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$0.6	$0.8
Assets of discontinued operations	—	0.6
Other current assets	3.3	3.6

Total current assets	3.9	5.0

Property and equipment, net	1.8	1.8
Goodwill	11.0	10.7
Other non-current assets	5.2	4.4

Total assets exclusive of assets under programs	21.9	21.9

Assets under management and mortgage programs	20.5	17.6

Total assets	$42.4	$39.5

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1.1	$1.6
Liabilities of discontinued operations	—	0.1
Other current liabilities	5.6	5.5

Total current liabilities	6.7	7.2

Long-term debt	3.5	4.4
Other non-current liabilities	1.2	1.2

Total liabilities exclusive of liabilities under programs	11.4	12.8

Liabilities under management and mortgage programs (*)	19.9	16.5

Total stockholders’ equity	11.1	10.2

Total liabilities and stockholders’ equity	$42.4	$39.5

(*)	Liabilities under management and mortgage programs includes deferred income tax liabilities of $2.6 billion and $1.5 billion as of June 30, 2004 and December 31, 2003, respectively.

Table 6

Cendant Corporation and Subsidiaries
SCHEDULE OF CORPORATE DEBT (A)
(In millions)

Earliest Mandatory			June 30,	March 31,	December 31,
Redemption Date	Maturity Date		2004	2004	2003

		Net Debt
February 2004	n/a	Zero coupon senior convertible contingent notes	$—	$—	$430
May 2004	n/a	Zero coupon convertible debentures	—	7	7
November 2004	November 2011	3 7/8% convertible senior debentures (B)	804	804	804
August 2006	August 2006	6 7/8% notes	849	849	849
January 2008	January 2008	6 1/4% notes	797	797	797
May 2009	n/a	11% senior subordinated notes	—	329	333
March 2010	March 2010	6 1/4% notes	348	348	348
January 2013	January 2013	7 3/8% notes	1,190	1,190	1,190
March 2015	March 2015	7 1/8% notes	250	250	250
August 2006	August 2006	4.89% notes (C)	100	—	—
		Net hedging gains (losses) (D)	(41)	99	31
		Other (E)	320	118	100

		Total corporate debt, excluding Upper DECS	4,617	4,791	5,139
		Plus: Upper DECS (F)	—	863	863

		Total Debt	4,617	5,654	6,002
		Less: Cash and cash equivalents	566	631	839

		Net Debt	$4,051	$5,023	$5,163

		Net Capitalization
		Total Stockholders’ Equity	$11,114	$10,637	$10,186
		Total Debt (per above)	4,617	5,654	6,002

		Total Capitalization	15,731	16,291	16,188
		Less: Cash and cash equivalents	566	631	839

		Net Capitalization	$15,165	$15,660	$15,349

		Net Debt to Net Capitalization Ratio (G)	26.7%	32.1%	33.6%

		Total Debt to Total Capitalization Ratio	29.3%	34.7%	37.1%

(A)	Amounts presented herein exclude debt under management and mortgage programs.
(B)
Each $1,000 principal amount is convertible into 41.58 shares of CD common stock during 2004 if the average price of CD common stock exceeds $28.32 during the stipulated measurement periods. Redeemable by the Company after November 27, 2004. Holders may require the Company to repurchase the debentures on November 27, 2004 and 2008. The Company intends to redeem these debentures during fourth quarter 2004, at which time holders will have the right to convert their debentures into shares of CD common stock.

(C)
Represents amount of senior notes outstanding following the Company’s remarketing in May 2004 of the $863 million principal amount of senior notes forming a part of the Company’s Upper DECS securities. These notes were previously pledged to the Company as security for the holders’ obligations under the forward purchase contract component of the Upper DECS. The Company did not receive any proceeds from the remarketing; rather, the proceeds were used to purchase a portfolio of U.S. Treasury securities, which is pledged to the Company as collateral for the forward purchase contracts.

(D)
As of June 30, 2004, this balance represents $213 million of mark to market adjustments on current interest rate hedges, partially offset by $172 million of realized gains resulting from the termination of interest rate hedges, which will be amortized by the Company to reduce future interest expense.

(E)
As of June 30, 2004, this balance includes a $205 million note issued in April 2004 as consideration for the purchase of Marriott International, Inc.’s interest in Two Flags Joint Venture LLC. The Company intends to repay this note no later than third quarter 2004.

(F)
In May 2004, those senior notes were remarketed and as a result no longer form a portion of the Upper DECS. In connection with such remarketing, the Company purchased and retired $763 million principal amount of notes (see Note (C) above).

(G)
The “Net Debt to Net Capitalization Ratio” is useful in measuring the Company’s leverage and indicating the strength of its financial condition. This ratio is calculated by dividing (i) net corporate debt (which reflects total debt adjusted to assume the application of available cash to reduce outstanding indebtedness) by (ii) net capitalization (which reflects total capitalization also adjusted for the application of available cash). A reconciliation of the “Net Debt to Net Capitalization Ratio” to the appropriate measure recognized under generally accepted accounting principles (Total Debt to Total Capitalization Ratio) is presented in the above table.

Table 7

Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Operating Activities
Net cash provided by operating activities exclusive of management and mortgage programs	$1,027	$1,002	$1,319	$1,267
Net cash provided by (used in) operating activities of management and mortgage programs	(76)	170	412	1,020

Net Cash Provided by Operating Activities	951	1,172	1,731	2,287

Investing Activities
Property and equipment additions	(96)	(100)	(200)	(196)
Net assets acquired, net of cash acquired, and acquisition-related payments	(213)	(54)	(378)	(135)
Proceeds received on asset sales	6	4	24	86
Proceeds from disposition of businesses, net of transaction-related payments	784	—	826	—
Other, net	(5)	17	40	70

Net cash provided by (used in) investing activities exclusive of management and mortgage programs	476	(133)	312	(175)

Management and mortgage programs:
Net change in program cash	(33)	59	174	42
Net investment in vehicles	(1,521)	(926)	(3,334)	(1,619)
Net change in relocation receivables	(34)	(80)	(15)	(92)
Net change in mortgage servicing rights, related derivatives and mortgage-backed securities	(486)	88	(345)	81

	(2,074)	(859)	(3,520)	(1,588)

Net Cash Used in Investing Activities	(1,598)	(992)	(3,208)	(1,763)

Financing Activities
Proceeds from borrowings	—	1	19	2,651
Principal payments on borrowings	(1,105)	(433)	(1,118)	(2,834)
Issuances of common stock	189	94	396	126
Repurchases of common stock	(350)	(309)	(962)	(461)
Payment of dividends	(72)	—	(144)	—
Other, net	(23)	(22)	(22)	(86)

Net cash used in financing activities exclusive of management and mortgage programs	(1,361)	(669)	(1,831)	(604)

Management and mortgage programs:
Proceeds from borrowings	4,783	6,539	8,444	13,625
Principal payments on borrowings	(3,655)	(6,241)	(6,382)	(12,825)
Net change in short-term borrowings	785	233	914	(238)
Other	(12)	4	(17)	(9)

	1,901	535	2,959	553

Net Cash Provided by (Used in) Financing Activities	540	(134)	1,128	(51)

Effect of changes in exchange rates on cash and cash equivalents	53	3	38	(20)
Cash provided by (used in) discontinued operations	(11)	2	38	49

Net increase (decrease) in cash and cash equivalents	(65)	51	(273)	502
Cash and cash equivalents, beginning of period	631	576	839	125

Cash and cash equivalents, end of period	$566	$627	$566	$627

Table 8

Cendant Corporation and Subsidiaries
CONSOLIDATED SCHEDULES OF FREE CASH FLOWS
(In millions)

Free Cash Flow is useful to management and the Company’s investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity. Such metric may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Pretax income	$751	$585	$1,148	$969
Addback of non-cash depreciation and amortization:
Non-program related	130	126	258	252
Pendings and listings	4	4	8	7
Tax payments, net of refunds	(38)	(29)	(97)	(49)
Working capital and other	186	320	26	174
Capital expenditures	(96)	(100)	(200)	(196)
Management and mortgage programs (A)	(249)	(154)	(149)	(15)

Free Cash Flow	688	752	994	1,142

Current period acquisitions, net of cash acquired	(180)	(17)	(322)	(44)
Payments related to prior period acquisitions	(33)	(37)	(56)	(91)
Proceeds from disposition of businesses, net	784	—	826	—
Net repurchases of common stock	(161)	(215)	(566)	(335)
Payment of dividends	(72)	—	(144)	—
Investments and other (B)	14	—	94	13
Net debt repayments	(1,105)	(432)	(1,099)	(183)

Net increase (decrease) in cash and cash equivalents (per Table 7)	$(65)	$51	$(273)	$502

(A)
Cash flows related to management and mortgage programs may fluctuate significantly from period to period due to the timing of the underlying management and mortgage program transactions (i.e., timing of mortgage loan origination versus sale). For the three months ended June 30, 2004 and 2003, the net cash flows from the activities of management and mortgage programs are reflected on Table 7 as follows: (i) net cash provided by (used in) operating activities of ($76) million and $170 million, respectively, (ii) net cash used in investing activities of ($2,074) million and ($859) million, respectively, and (iii) net cash provided by financing activities of $1,901 million and $535 million, respectively. For the six months ended June 30, 2004 and 2003, the net cash flows from the activities of management and mortgage programs are reflected on Table 7 as follows: (i) net cash provided by operating activities of $412 million and $1,020 million, respectively, (ii) net cash used in investing activities of ($3,520) million and ($1,588) million, respectively, and (iii) net cash provided by financing activities of $2,959 million and $553 million, respectively.

(B)	Includes net cash provided by (used in) discontinued operations, the effects of exchange rates on cash and cash equivalents and other investing and financing activities.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Free Cash Flow (per above)	$688	$752	$994	$1,142
Cash (inflows) outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities:
Investing activities of management and mortgage programs	2,074	859	3,520	1,588
Financing activities of management and mortgage programs	(1,901)	(535)	(2,959)	(553)
Capital expenditures	96	100	200	196
Proceeds received on asset sales	(6)	(4)	(24)	(86)

Net Cash Provided by Operating Activities (per Table 7)	$951	$1,172	$1,731	$2,287

Full Year 2004
Projected

Free Cash Flow	$2,000-$2,250
Cash outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities:
Investing and financing activities of management and mortgage programs	1,975-2,625
Capital expenditures	525-575

Net Cash Provided by Operating Activities	$4,500-$5,450